Exhibit 10.6

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT, is made and entered into this 22nd day of January, 2002 by and between Georgetown Savings Bank, its subsidiaries and affiliates, (hereinafter called the “Bank”) and Joseph W. Kennedy (hereinafter called the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been in the employ of the Bank and/or its subsidiaries and affiliates, and is now serving the Bank as Vice President/Chief Financial Officer and,

WHEREAS, because of the Executive’s experience, knowledge of affairs of the Bank, and reputation and contacts in the industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and,

WHEREAS, the Employer recognizes that the standard retirement plans provided by the Bank are not sufficient to provide a post retirement income replacement ratio that is equitable in relation to the level provided rank and file employees of the Bank, the Bank is entering into this agreement to provide supplemental retirement benefits; and,

WHEREAS, it is the desire of the Bank and in its best interest that the Executive’s service be retained; and,

WHEREAS, in order to induce the Executive to continue in the employ of the Bank and in recognition of his past service, the Bank has entered into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

1.01	Employment. Notwithstanding anything contained herein, this Agreement is not an agreement of employment. Nothing herein shall restrict the right of the Executive to enter into an agreement with the Bank for terms and conditions of his employment.

The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these supplemental retirement benefits.

ARTICLE TWO

2.01

Normal Retirement Benefits. If the Executive shall continue in the employment of the Bank until his sixty-fifth (65th) birthday (hereinafter referred to as “Normal Retirement Date”), he shall be entitled to a Normal Retirement Benefit payable on the first day of the month next following his actual retirement in a lump sum benefit that will be the actuarial equivalent of an annual lifetime benefit of seventy (70) percent (%) of his Benefit computation Base (hereinafter defined), reduced by and conditioned upon (1) a portion of the Executive’s Primary Social Security retirement benefit actually received determined as a percentage of said benefit equal to fifty (50) percent (%) (2) the Annual Annuity Equivalent as calculated under paragraph 2.02 for any employer contributions to any defined contribution plans including the 401(k) plan maintained by the Bank during the Executive’s employment, including distributions made from the SBERA defined benefit plan terminated effective July 31, 2001 (3) the Annual Annuity Equivalent as calculated under paragraph 2.02 for executive owned cash value under the Bank’s Split Dollar Life Insurance Plan.

2.02	Any reference herein to Annual Annuity Equivalent or Actuarial Equivalent shall be calculated using the rate of interest defined in paragraph 6.01 and a life expectancy (if applicable) based on the 1983 IAM table.

For purposes of this section, the amount available to invest in said annuity shall be assumed to be:

(1)	For the 401(k) plan, the total amount of Employer contributions calculated as:

(a)	all amounts actually contributed by the Bank plus earnings, plus

(b)	all amounts that would have been contributed by the Bank if maximum contributions to the plan had been made individually by the Employee, plus earnings which would have been earned on those contributions assuming the same rate as actually earned in the paragraph 2.02(1)(a).

(c)	earnings will be calculated using an assumed 8.00% investment return.

(2)	For the Split Dollar plan, the total amount of Executive cash value calculated as:

(a)	the policy cash value in excess of the Bank’s equity interest,

(b)	determined using an assumed 8.00% gross investment return.

Nothing in this section shall require the Executive to actually purchase an annuity or to actually surrender any life insurance contract at retirement.

2.03

Benefit Computation Base. The Executive’s Benefit Computation Base shall be the average of the three (3) consecutive calendar years during the Executive’s period of employment by the Bank in which his compensation, including any bonus, is the highest. Includable bonus compensation will be limited to fifteen (15) percent (%) of then current salary compensation for purposes of determining the benefit computation base.

ARTICLE THREE

3.01	Death of Executive. The executive’s designated beneficiary will be entitled to a death benefit payment under the Split-Dollar Plan Agreement in his name dated January 22, 2002 as his/her interest may appear.

ARTICLE FOUR

4.01	Disability Prior to Retirement. In the event the Executive shall become disabled, mentally or physically, which disability prevents him from performing the material aspects of his duties, the Bank will pay to the Executive in monthly payments an annual amount equal to sixty percent (60%) of his salary and bonus at the time he became disabled until such time as he is no longer so disabled. Disability benefits hereunder shall be reduced by the amount of payments made to or on behalf of the Executive as a result of any disability insurance policies paid for by the Bank or as a result of any subsequent employment or self-employment of the Executive. The Executive shall be considered to be no longer disabled at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed at the date of disability. The benefits provided for disability shall terminate at age sixty-five (65) or, in the event of a disability commencing after age sixty-five (65), after two years of payments.

In addition, the Bank will continue to pay annual premiums for continued funding of the Split Dollar arrangement in the executives name dated January 22, 2002. The premium paid by the Bank, during the period of disability defined above, will be equal to the annual premium paid in the policy year prior to the executives becoming disabled, reduced by any premium paid into the policy under the policies waiver of contribution disability rider.

In the event there is disagreement as to whether the provisions of this Article are applicable, the Bank and the Executive (or his personal representative) each shall select a physician. If the physicians are in disagreement, they shall select a third physician. A majority opinion as to disability shall be binding on all the parties hereto. The parties agree that the Bank, will, regardless of the outcome of this procedure, reimburse the Executive (or his spouse or beneficiary, as the case may be) for the reasonable and necessary fees and costs directly attributable to such procedure.

During the pendency of any such proceedings the Bank shall continue to make the same payments to the Executive of compensation or disability benefits, as the case may be, that the Bank was making at the time such procedure was initiated, provided that if the results of the proceedings are such that a greater or lesser amount was paid to the Executive than was otherwise due under this Agreement (disregarding the provisions of this Section), the Bank shall deduct from or add to, as the case may be, any further payments, the amount of such overpayment or underpayment. In the event that there are no further payments due the Executive, the Bank agrees to pay the Executive the amount of any underpayment and the Executive agrees to pay the Bank the amount of any overpayment.

ARTICLE FIVE

5.01

Early Retirement, Termination of Service or Discharge. In the event that prior to the Normal Retirement Date and following the completion of the vesting period, seven (7) years of service, the Executive’s employment with the Bank terminates for reasons other than death or disability, the Executive shall be entitled to the value(s) of life insurance policy number N101236700 as his interests may appear under the Split- Dollar Plan Agreement in his name dated January 22, 2002.

5.02	Termination for Cause. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive’s employment is terminated for “Cause”. The term “Cause” shall mean the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; conviction of a felony; or gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board of Trustees then in office, such vote to set forth in reasonable detail the nature of such failure. Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Cause” unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Bank that two-thirds of the entire Board of Trustees of the Bank found in good faith that the Executive was guilty of conduct that is deemed to be “Cause” as defined in this Section and specifying the particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such “Cause” and an opportunity for him, together with his counsel, to be heard before the Board of Trustees in accordance with the provisions of this Section.

ARTICLE SIX

6.01	Interest. Unless otherwise expressly provided herein, any reference to “interest” shall be a fixed rate of interest equal to 8.00%.

ARTICLE SEVEN

7.01	Alienability. Neither the Executive, his widow, former spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

ARTICLE EIGHT

8.01	Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans that the Bank may have or hereafter have.

ARTICLE NINE

9.01	Funding. The Bank reserves the absolute right and exclusive discretion to insure and otherwise fund for the obligations of the Bank undertaken by this Agreement, and to determine the method thereof, including the establishment of one or more trusts. At no time shall the Executive be deemed by this agreement to have any right, title or interest in or to any specified asset or assets of the Bank trust or escrow arrangement, including, but not by the way of restriction, any insurance or annuity contract or contracts or the proceeds there from that are owned by the Bank. Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

If the Bank purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests that may be necessary, and generally cooperate with the Bank in securing such policy.

ARTICLE TEN

10.01	Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm or person unless and until such succeeding or continuing Bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or survivor Bank.

ARTICLE ELEVEN

11.01	Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, the Bank, and any successor organization that shall succeed to substantially all of its assets and business without regard to the form of such succession.

11.02	Bank. As used in this Agreement, Bank shall mean Georgetown Savings Bank and any affiliated entity, successor organization, parent, subsidiary or holding company.

ARTICLE TWELVE

12.01	Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:

To the Bank:

Board of Trustees

Georgetown Savings Bank

7 North Street, P.O. Box 260

Georgetown, MA 01833

To the Executive:

Joseph W. Kennedy

22 Sherwood Drive

Bradford, Ma. 01835

Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE THIRTEEN

13.01	Claims. The Employer will be the “named fiduciary” and “plan administrator” of the arrangement contemplated herein, and this Agreement is hereby designated as the written plan instrument. The Employee or any beneficiary of his may file a request for benefits with the plan administrator. If a claim request is wholly or partially denied, the plan administrator will furnish to the claimant a notice of its decision within sixty (60) days in writing, and in a manner to be understood by the claimant, which notice will contain the following information:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent plan provisions upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such material or information is necessary.

(d) an explanation of the plan’s claim-review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

A claimant or his authorized representative may, with respect to any denied claim,

(e) request a review upon written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

(f) review pertinent documents; and

(g) submit issues and comments in writing.

Any request or submission will be in writing and will be directed to the plan administrator. The plan administrator will have the sole responsibility for the review of any denied claim and will take all appropriate steps in light of its findings. The plan administrator will render a decision upon review of a denied claim within sixty

(60) days after receipt of a request for review. If special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision written in a manner to be understood by the claimant, as well as the specific references of the pertinent provisions of the plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits described above, the claim will be deemed approved on review. If the claimant is dissatisfied with the plan administrator’s decision, he or she may invoke binding mandatory arbitration before a single arbitrator, such arbitration to be conducted in the State of Massachusetts in accordance with the rules of the American Arbitration Association and the decision of the arbitrator may be entered for judgment in a court of competent jurisdiction.

ARTICLE FOURTEEN

14.01	Entire Agreement. This instrument may be altered or amended only by a written agreement signed by the parties hereto.

14.02	Jurisdiction. The terms and conditions of this Agreement are subject to the laws of the Commonwealth of Massachusetts.

14.03	Gender. Any reference in this Agreement to the masculine shall be deemed to include the feminine.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its duly authorized officer and its Corporate Seal affixed, duly attested by its Clerk, and the Executive has hereunto set his hand and seal at Georgetown, MA the day and year first above written.

/s/ ROBERT P. RUDOLPH	By:	/s/ EDWARD G. WILLIAMS
Robert P. Rudolph, Clerk		Edward G. Williams Chairman of the Board of Trustees

/s/ ROBERT P. RUDOLPH	By:	/s/ JOSEPH W. KENNEDY
Robert P. Rudolph, Clerk		Joseph W. Kennedy